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RICHARD L. WYNNE (SBN 120349)
CHRISTOPHER W. COMBS (SBN 148389)
WYNNE SPIEGEL ITKIN, A Law Corporation
1901 Avenue of the Stars, 16th Floor
Los Angeles, California 90067
Telephone: (310) 551-1015
Facsimile: (310) 551-3059
Attorneys for Reorganized Debtor


                        UNITED STATES BANKRUPTCY COURT
                        CENTRAL DISTRICT OF CALIFORNIA
                         SAN FERNANDO VALLEY DIVISION


In re                                   Case No. SV 99-23968-AG

CASMYN CORP.,                           Chapter 11
a Colorado corporation,

                   Debtor. ORDER AUTHORIZING NON-MATERIAL MODIFICATION OF DEBTOR'S SECOND AMENDED CHAPTER 11 PLAN OF
                                        REORGANIZATION

                                        Date:  June 1, 2000
                                        Time:  10:30 a.m.
                                        Place: Courtroom 302
                                               21041 Burbank Blvd
                                               Woodland Hills, CA 91367

     At 10:30 a.m. on June 1, 2000, a hearing took place before the undersigned United States Bankruptcy Judge to consider the MOTION BY REORGANIZED DEBTOR FOR ORDER AUTHORIZING NON-MATERIAL MODIFICATION OF DEBTOR'S SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION (the "Motion"), filed by Casmyn Corp., a Colorado corporation, formerly debtor and debtor in possession, currently the reorganized debtor, now known as Aries Ventures Inc., a Nevada corporation (the "Debtor"). Christopher W. Combs, of Wynne Spiegel Itkin, A Law Corporation, appeared for the Debtor. Other appearances were noted on the record.

     Having considered the Motion, the Memorandum, Declaration, and Exhibits attached to the Motion, and the representations of counsel at the hearing on the Motion,

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notice of the Motion having been appropriate in the circumstances, no objection to the Motion having been made, the DEBTOR'S SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION (the "Plan") having already gone effective on the Effective Date (as that term is defined in the Plan) pursuant to the ORDER CONFIRMING DEBTOR'S SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION, which was entered on March 31, 2000 (the "Confirmation Order"), and in which the Court determined that all requirements for confirmation of the Plan as set forth in the Plan and the Bankruptcy Code had been met, the modification of the Plan proposed in the Motion being a non-material modification of the Plan that improves the treatment of creditors and shareholders under the Plan, and good cause existing for approving the relief requested in the Motion, the Court

     ORDERS that the Motion shall be and it hereby is approved; and the Court further

     ORDERS that notwithstanding anything to the contrary in the Plan and the ORDER CONFIRMING DEBTOR'S SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION, which was entered on March 31, 2000, the Debtor shall be and it hereby is authorized to take any and all steps necessary to distribute all or a majority of the New Goldco Common Stock (as defined in the Plan) directly to its creditors and shareholders, rather than issuing the New Goldco Warrants (as defined in the Plan) to its creditors and shareholders, as set forth in the Motion, and the Debtor shall not be required to issue any New Goldco Warrants under the Plan.

DATED:  JUNE 1, 2000

                                              /s/ ARTHUR M. GREENWALD
                                      -----------------------------------------
                                      THE HONORABLE ARTHUR M. GREENWALD
                                      UNITED STATES BANKRUPTCY JUDGE


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